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                                                                    EXHIBIT 23.2


                        Independent Accountants' Consent

The Board of Directors
The Reader's Digest Association, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the registration statement (No. 333-90576) on Form S-4 and the related proxy statement/prospectus of The Reader's Digest Association, Inc. and its subsidiaries (referred to herein as the "Company") of our report dated July 24, 2002, except for Note 15 which is as of September 18, 2002, relating to the consolidated balance sheets of the Company as of June 30, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in the June 30, 2002 Annual Report on Form 10-K of the Company, and to the reference to our firm under the heading "Independent Accountants" in the proxy statement/prospectus.

Our report contains an explanatory paragraph indicating that the Company changed its method of accounting for the cost of certain inventories and adopted Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets", in the year ended June 30, 2002.



/s/ KPMG LLP




New York, New York
October 22, 2002